The ADT Corporation 1501 Yamato Road Boca Raton, FL 33431 +1 561.988.3600 www.adt.com

FOR IMMEDIATE RELEASE

Media Relations Jason Shockley tel: +1 561.322.7235 jshockley@adt.com	Investor Relations Larry DeMarco tel: +1 561.988.7423 ldemarco@adt.com

ADT APPOINTS RICHARD J. DALY TO ITS BOARD OF DIRECTORS

Boca Raton, Fla., January 10, 2014 – The ADT Corporation (NYSE: ADT), a leading provider of electronic security, interactive home and business automation and alarm monitoring services, today announced the appointment of Richard J. Daly, the chief executive officer and president of Broadridge Financial Solutions, to the Company’s Board of Directors.

Bruce Gordon, ADT’s Chairman of the Board, said, “Rich has tremendous general management, corporate governance and financial expertise. I’m confident he will make important contributions to ADT as we execute our strategies for growth.”

Daly has served as the CEO of Broadridge since its spin-off from former parent company, ADP, in 2007. Today, Broadridge is the leading provider of investor communications and technology-driven solutions for broker-dealers, banks, mutual funds and corporate issuers. It has more than 6,000 associates and $2.4 billion in annual revenue. Prior to his current role, Daly served as group president of the brokerage services group of ADP.

Before joining ADP in 1989, Daly held senior management positions at Thomson McKinnon Securities and The Independent Election Corporation of America. He worked for Arthur Anderson & Co., and Touche & Ross as a Certified Public Accountant after his graduation from the New York Institute of Technology with a Bachelor of Science degree in Accounting.

Daly serves on the Advisory Board for the National Association of Corporate Directors.

About ADT

The ADT Corporation (NYSE: ADT) is a leading provider of electronic security, interactive home and business automation and monitoring services for residences and small businesses in the United States and Canada. ADT’s broad and pioneering set of products and services, including ADT Pulse interactive home and business solutions, and home health services, meet a range of customer needs for today’s active and increasingly mobile lifestyles. Headquartered in Boca Raton, Florida, ADT helps provide peace of mind to more than six million customers, and it employs approximately 17,000 people at 200 locations. More information is available at www.adt.com.